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Rise Gold Reports Strong Public Support for Idaho-Maryland Project

June 24, 2021 - Grass Valley, California, - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company") is pleased to report strong public support from the Nevada County community for the re-opening of the historic Idaho-Maryland gold mine (the "IMM Project"), located on the Company's private land in Nevada County, California.

A recent survey of Nevada County conducted by J. Wallin Opinion Research demonstrates strong local support for the IMM Project and provides insight into community issues and priorities. A majority (59%) of respondents supporting the re-opening of the Idaho-Maryland Mine with only 34% of respondents opposed. Majority support for the project is consistent across all of the County's five districts which are each represented by an elected supervisor. According to the survey results, respondents indicated jobs and economy, wildfires, homelessness, and affordable housing were among the top issues facing the community.

Most respondents (66%) had previously heard of the IMM Project proposal. A majority of those surveyed believe that the Nevada County Board of Supervisors should approve the IMM Project (58.4%-Yes: 33.8%-No) with "YES" significantly outweighing "No" responses in all demographic groups, including district, political affiliation, gender and age.

"These survey results indicate consistently high levels of support for the Idaho-Maryland Mine Project" stated Justin Wallin, chief executive officer of J. Wallin Opinion Research. "The fact that a strong level of majority support was maintained after hearing arguments both for and against the proposed re-opening of the mine shows public support is robust and resilient."

The survey was conducted from June 10 through June 17, 2021 with a sample size of 500 Nevada County voters. The sample was stratified, meaning that the demographic composition of the results matches the demographic composition of the region surveyed.  The survey has a margin of error of +/-4.4%.

Nevada County is currently processing the Company's Use Permit application to authorize the reopening of the Idaho-Maryland Mine and a majority of the five elected supervisors must ultimately vote to approve the project. The project's strong constituent support in every supervisorial district is very encouraging. The Company is awaiting the release of the Draft Environmental Impact Report (the "DEIR") by Nevada County and remains confident that this independent scientific study will be favorable due to the modern environmentally sensitive design of the IMM Project.

The release of the DEIR will be a major milestone in the Use Permit process and the Company anticipates that it will be released this summer. The document will provide analysis and conclusions on the environmental impacts of the project based on numerous technical studies and expert review.

A general outline of remaining milestones in the Use Permit process is outlined as follows;

1) Draft Environmental Impact Report is published for public comment;

2) After review of the public comments on the DEIR, Nevada County publishes a Final Environmental Impact Report (the "FEIR") which will include responses to public comments;

3) The Nevada County Planning Commission holds a public hearing to consider the FEIR and makes a recommendation on the IMM Project approval to the Nevada County Board of Supervisors;

4) The Board of Supervisors holds a public hearing to consider and make a final decision on the IMM Project. A majority vote of the five supervisors is required to approve the project.

The timeline to complete the Use Permit process is largely dependant on the Nevada County government. The most recent EIR process completed in 2019 by Nevada County was the Boca Quarry Expansion. In this case, the Nevada County Board of Supervisors approved the project approximately five months from the release of the DEIR. Based on this recent precedent, the Use Permit process for the IMM Project could be completed by the end of 2021.

Project Background

The IMM Project is a past producing gold mine which produced 2,414,000 oz of gold at an average mill head grade of 17 gpt gold from 1866-1955. The IM Mine was the second largest lode gold producer in the United States before being forced to close under War Production Board Order L-208 during World War II. The mine produced a substantial amount of gold in the years before the forced closure. In the two years before closure, 1940 and 1941, mine production averaged 920 tons per day with a mill head grade of 0.38 oz per ton (12.9 gpt) and 121,000 oz of gold production per year.

The Company recently completed 67,500 feet (20,600 meters) of exploration core drilling at the IM Mine. Numerous high-grade gold intercepts have been encountered, both near the existing mine workings, and to depths significantly below historic mining areas. The Company believes its drilling program has been successful but cautions investors that no current mineral resources or mineral reserves have been defined.

The Company's submission of an application for a Use Permit from Nevada County requires information regarding planned throughput and material quantities. The Company cautions investors that no technical report has been filed to demonstrate that this rate of production can be achieved. The Company has not completed a feasibility study to establish mineral reserves and therefore has not demonstrated economic viability of the IM Mine. The Company has not made a production decision for the IM Mine.

Project Design

The Use Permit application proposes underground mining to recommence at an average throughput of 1,000 tons per day. The existing Brunswick Shaft, which extends to ~3400 feet depth below surface, would be used as the primary rock conveyance from the underground mine. A second service shaft would be constructed by raising from underground to provide for the conveyance of personnel, materials, and equipment. Gold processing would be done by gravity and flotation to produce gravity and flotation gold concentrates. The Company would produce barren rock from underground tunneling and sand tailings as part of the project which would be used for creation of approximately 58 acres of level and useable industrial zoned land for future economic development in Nevada County. A water treatment plant and pond, using conventional processes, would ensure that groundwater pumped from the mine is treated to regulatory standards before being discharged to the local waterways.

About J. Wallin Research

Justin Wallin is a recognized expert in accurately measuring public opinion and forecasting outcomes with nearly twenty years of experience helping to develop communications strategy through opinion research. Wallin delivers strategic direction to Fortune 500 firms, governments, political candidates and campaigns, non-profit organizations, the media and other entities. Wallin is a regular guest on CNN, Fox News and BBC, has lectured at the University of Southern California, Pepperdine University, Loyola Marymount University, California State Universities and Hillsdale College and has taught both graduate and undergraduate courses. He is a featured speaker throughout the nation on matters of strategy, marketing and messaging.

Wallin is a Fellow of the Jesse M. Unruh Institute of Politics at USC and received his MBA with an emphasis in marketing and strategy from the University of Southern California.

About Rise Gold Corp.

The Corporation is an exploration-stage mining company incorporated in Nevada, USA. The Corporation's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. The Idaho-Maryland Gold Mine produced 2,414,000 oz of gold at an average mill head grade of 17 gpt gold from 1866-1955. Historic production at the Idaho-Maryland Mine is disclosed in the Technical Report on the Idaho-Maryland Project dated June 1st, 2017 and available on www.sedar.com.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

333 Crown Point Circle, Suite 215

Grass Valley, CA, USA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Corporation believes that the expectations reflected in any forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, the impact of the COVID-19 virus and amendments to reporting and other applicable requirements as a result thereof, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release.  The Corporation undertakes no obligation to update forward-looking statements or information except as required by law.